Exhibit 99.1

PRESS RELEASE

W&T Offshore Announces Executive Promotion

HOUSTON — July 12, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announced the promotion of Stephen L. Schroeder to Chief Operating Officer.

Stephen L. Schroeder, age 43, having most recently served as Vice President - Production, joined the Company in 1998 as Staff Reservoir Engineer and served as Production Manager from 1999 until July 2005. Prior to joining W&T Offshore, he was with Exxon for 13 years. Mr. Schroeder has a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A from Loyola University New Orleans.

“I am very happy to announce Steve’s promotion today,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “He is a talented individual who has made significant contributions to W&T’s success. With our plans for substantial growth, we are confident that Steve’s abundance of industry experience and leadership skills will help us to continue to build on our solid track record.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 (www.sec.gov).